Exhibit 97

PARK NATIONAL CORPORATION

INCENTIVE-BASED COMPENSATION RECOVERY POLICY

Adopted by the Board of Directors
July 21, 2023

Most Recently Reviewed by the Policy Owner
July 10, 2023

Most Recently Reviewed by the Board of Directors
(original)

Policy ownership and decision-making is the responsibility of Matt Miller, (740) 349-0402.
Overall policy administration and governance is the responsibility of Brady Burt, (740) 322-6844.
If you have comments or suggestions regarding this Incentive-Based Compensation Recovery Policy, contact Mark Miller at (614) 907-9091.

1. Introduction and Purpose. The Board of Directors (the “Board”) of Park National Corporation (the “Corporation”) adopts this Incentive-Based Compensation Recovery Policy (this “Policy”), providing for the recovery of certain executive incentive compensation in the event of an accounting restatement, as further defined and set forth within this Policy. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and Section 811 of the NYSE American LLC (“NYSE American”) Company Guide (the “Company Guide”).

2. Policy Administration. Except as specifically set forth herein, this Policy shall be administered by the Compensation Committee of the Board (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee or the Risk Committee, as may be deemed necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation of applicable law, the Administrator may authorize and empower any officer or employee of any member of the Corporate Group to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

3. Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below:

a.“Accounting Restatement” means an accounting restatement of the Corporation’s financial statements due to the Corporation’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

b.“Administrator” has the meaning set forth in Section 2 hereof.

c.“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Corporation is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Corporation’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

d.The “date on which the Corporation is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board concludes, or reasonably should have concluded, that the Corporation is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs the Corporation to prepare an Accounting Restatement, in each case regardless of whether or when the restated financial statements are filed.

e.“Covered Executives” means the Corporation’s current and former executive officers, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and Section 811 of the Company Guide.

f.“Corporate Group” means the Corporation, together with each of its direct and indirect subsidiaries.

g.“Erroneously Awarded Compensation” has the meaning set forth in Section 6 of this Policy.

h.A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measure that is derived wholly or in part from such a measure. Stock price and total shareholder return are also Financial Reporting Measures for purposes of this Policy. A Financial Reporting Measure need not be presented within the Corporation’s financial statements or included in a filing with the Securities and Exchange Commission.

i.“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Corporation’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that fiscal period.

4. Covered Executives; Incentive-Based Compensation. This Policy applies to Incentive-Based Compensation received by a Covered Executive: (a) after beginning service as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (c) while the Corporation had a class of securities listed on a national securities exchange. For purposes of this Section 4, Incentive-Based Compensation is deemed received in the Corporation’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that fiscal period. Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure vesting condition is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

5. Required Recovery. In the event the Corporation is required to prepare an Accounting Restatement, the Corporation shall promptly recover the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 6 hereof, during the Applicable Period, in accordance with the method of recovery set forth in Section 7. Recovery under this Policy with respect to a Covered Executive shall not require the finding of any misconduct by such Covered Executive or such Covered Executive being found responsible for the accounting error leading to an Accounting Restatement.

6. Erroneously Awarded Compensation: Amount Subject to Recovery. The amount of Erroneously Awarded Compensation subject to recovery under this Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts. Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation. By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount. For Incentive-Based Compensation based on stock price or total shareholder return: (a) the Administrator shall determine the amount of Erroneously Awarded

Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (b) the Corporation shall maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE American.

7. Method of Recovery.

a.In the event of an Accounting Restatement, the Administrator shall promptly (and in all events within ninety (90) days after the date on which the Corporation is required to prepare an Accounting Restatement) determine the amount of any Erroneously Awarded Compensation for each Covered Executive in connection with such Accounting Restatement and shall promptly thereafter provide each Covered Executive with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable.

b.The Administrator shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of the Corporation of delaying recovery. To the extent the Administrator determines that any method of recovery (other than repayment by the Covered Executive in a lump sum in cash or property) is appropriate, the Corporation shall offer to enter into a repayment agreement (in a form reasonable acceptable to the Administrator) with the Covered Executive. If the Covered Executive accepts such offer and signs the repayment agreement within thirty (30) days after such offer is extended, the Corporation shall countersign such repayment agreement. If the Covered Executive fails to sign the repayment agreement within thirty (30) days after such offer is extended, the Covered Executive will be required to repay the Erroneously Awarded Compensation in a lump sum in cash (or such property as the Administrator agrees to accept with a value equal to such Erroneously Awarded Compensation) on or prior to the date that is one hundred twenty (120) days following the date on which the Corporation is required to prepare an Accounting Restatement. For the avoidance of doubt, except as set forth in Section 7(d) below, in no event may any member of the Corporate Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive’s obligations hereunder.

c.To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Corporate Group when due (as determined in accordance with Section 7(b) above), the Corporation shall, or shall cause one or more other members of the Corporate Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive. The applicable Covered Executive shall be required to reimburse the Corporate Group for any and all expenses reasonably incurred (including legal fees) by any member of the Corporate Group in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

d.Notwithstanding anything herein to the contrary, the Corporation shall not be required to take the actions contemplated by Section 7(b) above if the following conditions are met and the Administrator determines that recovery would be impracticable:

(i) The direct expenses paid to a third party to assist in enforcing this Policy against an Covered Executive would exceed the amount to be recovered, after the Corporation (including the other members of the Corporate Group) has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such reasonable attempt(s) to recover and provided such documentation to NYSE American;

(ii) Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Corporation has obtained an opinion of home country counsel, acceptable to NYSE American, that recovery would result in such a violation and a copy of such opinion is provided to NYSE American; or

(iii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of members of the Corporate Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

8. No Indemnification of Covered Executives. Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, no member of the Corporate Group may indemnify any Covered Executive against (a) the loss of any Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to this Policy, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential recovery obligations under this Policy; or (b) any claims relating to the enforcement by any member of the Corporate Group of its rights under this Policy. Further, no member of the Corporate Group shall enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Corporate Group’s right to recovery of any Erroneously Award Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

9. Administrator Indemnification. Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Corporation to the fullest extent under any applicable laws, rules or regulations and any policy of any member of the Corporate Group with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under any applicable laws, rules or regulations or any policy of any member of the Corporate Group.

10. Effective Date; Retroactive Application. This Policy shall be effective as of October 2, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted, or paid to Covered Executives prior to the Effective Date. Without limiting the generality of Section 7 hereof, and subject to applicable law, the Administrator may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable, or paid to the Covered Executive prior to, on, or after the Effective Date.

11. Acknowledgement. Each Covered Executive shall sign and return to the Corporation, within thirty (30) days following the later of (a) the Effective Date or (b) the date the individual becomes a Covered Executive, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive agrees to be bound by, and to comply with, the terms and conditions of this Policy, that the terms of this Policy apply to any and all Incentive-Based Compensation agreements or arrangements between the Covered Executive and any member of the Corporate Group, and that in the event of a conflict between any such agreement or arrangement and this Policy, the terms of this Policy shall govern.

12. Amendment; Termination. The Board may amend, modify, supplement, rescind, or replace all or any portion of this Policy at any time and from time to time in the Board’s discretion, and shall amend this Policy as the Board deems necessary to comply with all applicable laws, rules and regulations and all rules or standards adopted by a national securities exchange on which the Corporation’s securities are listed. Notwithstanding anything in this Section 12 to the contrary, no amendment of this Policy shall be effective if such amendment would (after taking into account any actions taken by the Corporation (or any other member of the Corporate Group) contemporaneously with such amendment) cause the Corporation to violate any federal securities laws, SEC rule or regulation or the rules or standards of any national securities exchange on which the Corporation’s securities are listed.

13. Other Recovery Rights; Corporation Claims. The Board intends that this Policy shall be applied to the fullest extent under all applicable laws, rules and regulations. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to any member of the Corporate Group under any applicable laws, rules or regulations or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to any member of the Corporate Group. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages, or other legal remedies that any member of the Corporate Group may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.

14. Successors. This Policy shall be binding upon and enforceable against all Covered Executives and their respective beneficiaries, heirs, executors, administrators, or other legal representatives.

15. Exhibit Filing Requirement. A copy of this Policy and any amendments hereto shall be posted and filed consistent with the requirements of the Company Guide, and other applicable laws, rules, and regulations.

Exhibit A

Incentive-Based Compensation Recovery Policy
Acknowledgment Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of Park National Corporation’s (the “Corporation”) Incentive-Based Compensation Recovery Policy (the “Policy”).

By signing below, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with any member of the Corporate Group.

By signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Corporation or another member of the Corporate Group to the extent required by, and in a manner consistent with, the Policy.

By signing below, the undersigned acknowledges and agrees that the terms of the Policy apply to any and all Incentive-Based Compensation agreements or arrangements between the undersigned and any member of the Corporate Group, and that in the event of a conflict between any such agreement or arrangement and this Policy, the terms of this Policy shall govern.

Any capitalized terms used in this Acknowledgment Form without definition shall have the meaning set forth in the Policy.

Signature: ___________________________________

Printed Name: ___________________________________

Date: ___________________________________